Exhibit 99.1

Contact:  George Biechler, 610-774-5997

PPL Energy Supply announces preliminary results of its cash tender offers for up to $250 million of its Senior Notes

ALLENTOWN, Pa. (March 4, 2009) -- PPL Energy Supply, LLC announced that, in connection with the company’s previously announced tender offers for up to $250 million aggregate principal amount of the outstanding senior notes listed below, the following amounts of senior notes have been tendered as of 5:00 p.m., New York City time, March 3, 2009:

Title of Security CUSIP No.	Acceptance Priority Level	Principal Amount Tendered
6.00% Senior Notes due 2036 (CUSIP No. - 69352J AK3)	First	$99,578,000

6.20% Senior Notes due 2016 (CUSIP No. - 69352J AH0)	Second	$273,584,000

5.40% Senior Notes due 2014 (CUSIP No. - 69352J AF4)	Third	$40,679,000
		$413,841,000

Because the aggregate principal amount of 6.00% Senior Notes due 2036 and 6.20% Senior Notes due 2016 tendered exceeds the $250 million tender cap, the 6.20% Senior Notes due 2016 will, if accepted for purchase, be purchased on a pro rata basis as described in the Offer to Purchase. Validly tendered 6.00% Senior Notes due 2036 and 6.20% Senior Notes due 2016 may no longer be withdrawn. Any 6.00% Senior Notes due 2036 or 6.20% Senior Notes due 2016 tendered but not accepted for purchase will be promptly returned to the tendering parties following the expiration or termination of the applicable tender offer.
Because the aggregate principal amount of 6.00% Senior Notes due 2036 and 6.20% Senior Notes due 2016 tendered exceeds the $250 million tender cap, PPL Energy Supply has terminated its tender offer for the 5.40% Senior Notes due 2014. Any 5.40% Senior Notes due 2014 tendered will be promptly returned to the tendering parties.
The expiration date of the tender offers is currently 11:59 p.m., New York City time, on March 16, 2009.
The full terms and conditions of the tender offers are set forth in the Offer to Purchase dated February 17, 2009, which was mailed to the holders of the senior notes.
For additional information regarding the terms of the tender offers, please contact: Morgan Stanley at 800-624-1808 (toll free) or 212-761-5384 (collect) or Wachovia Securities at 866-309-6316 (toll free) or 704-715-8341 (collect). Requests for documents and questions regarding the tender of notes may be directed to D.F. King & Co., Inc. at 800-628-8536 (toll free) or 212-269-5550 (collect).
PPL Energy Supply controls or owns more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity to customers in the United Kingdom. PPL Energy Supply is a subsidiary of PPL Corporation (NYSE:PPL), headquartered in Allentown, Pa. More information is available at www.pplweb.com.

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PPL Energy Supply, LLC’s obligations to accept any notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal.

This news release is not an offer to purchase or a solicitation of acceptance of the tender offers. PPL Energy Supply, LLC may amend, extend or, subject to certain conditions, terminate the tender offers.

Note to Editors: Visit our media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.